Exhibit 99

#24U – April 19, 2012	Contact:	Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Reports First Quarter 2012 Results

Hartsville, S.C. – Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported financial results for its 2012 first quarter, ending April 1, 2012.

First Quarter Highlights

•	First quarter 2012 GAAP earnings per diluted share were $.42, compared with $.56 in 2011.

•	First quarter 2012 GAAP results include after-tax charges of $.10 per diluted share, driven by previously announced restructuring activities and acquisition-related expenses.

•

Base net income attributable to Sonoco (base earnings) for first quarter 2012 was $.52 per diluted share, compared with $.57 in 2011. (See base earnings definition and reconciliation later in this release.) Sonoco previously provided base earnings guidance of $.45 to $.50 per diluted share.

•	First quarter 2012 net sales were $1.21 billion, up 8.5 percent, compared with $1.12 billion in 2011.

Earnings Guidance

•	Second quarter 2012 base earnings are expected to be $.55 to $.60 per diluted share.

•	Guidance for full-year 2012 base earnings is raised to $2.34 to $2.44 per diluted share.

First Quarter Review

Commenting on the Company’s first quarter results, Chairman and Chief Executive Officer Harris E. DeLoach, Jr. said, “Overall, our results in the first quarter were good with base earnings per diluted share exceeding the high end of our guidance and consensus First Call estimates. Gross profits increased 12 percent year over year while base earnings before interest and taxes (EBIT) improved by 3 percent. Operating results benefitted during the quarter from much improved productivity and a positive price/cost relationship. Partially offsetting these positive factors were lower volumes, a negative mix of business, higher pension and interest expenses and income taxes.

“Our Consumer Packaging segment’s first quarter operating profits were 5 percent higher when compared with the fourth quarter of 2011, but down 2 percent from the first quarter of last year. Year-over-year results were impacted by lower volumes, negative mix and higher pension expenses, partially offset by productivity improvements and a positive price/cost relationship. Operating profits from our Packaging Services segment improved 183 percent from the fourth quarter of 2011, but were down 25 percent from the 2011 first quarter. Year-over-year results were negatively impacted by the previously announced loss of a large contract packaging customer.

“In our Paper and Industrial Converted Products segment, first quarter operating profits were up 10 percent from the fourth quarter and 7 percent from the first quarter of last year. Year-over-year results benefitted from strong productivity and a positive price/cost relationship, partially offset by negative volumes and mix in most of the segment’s businesses along with higher pension, labor and other expenses.

1 North Second Street

Hartsville, S.C. 29550 USA

sonoco.com

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Sonoco Reports First Quarter 2012 Results – page 2

“Our new Protective Packaging segment reported its first full quarter results since the acquisition of Tegrant Holding Corporation was completed in November 2011. Operating profits for this segment more than doubled year over year due to the acquisition and improved results from our legacy protective packaging business stemming from productivity improvements and a positive price/cost relationship. We continue to make progress with our integration efforts and are optimistic about achieving our goal of realizing $12 million in annualized synergies by year end.”

GAAP net income attributable to Sonoco in the first quarter was $43.1 million, or $.42 per diluted share, compared with $57.4 million, or $.56 per diluted share, in 2011. Base earnings were $53.8 million, or $.52 per diluted share, in the first quarter, compared with $58.6 million, or $.57 per diluted share, in 2011. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring charges, asset impairment charges, acquisition expenses and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the underlying financial performance of the business.

Items excluded from base earnings in the first quarter of 2012 totaled $10.8 million, after tax, or $.10 per diluted share. Of this amount, $10.7 million was restructuring expenses and impairment charges coming from previously announced restructuring actions, including the planned closure of an uncoated recycled coreboard mill in Germany and plastic operations in Canada and the United States. Excluded from base earnings in the first quarter of 2011 were after-tax restructuring and other charges totaling $1.1 million. Additional information about base earnings and base earnings per diluted share, along with a reconciliation to the most closely applicable GAAP financial measures, is provided later in this release.

Net sales for the first quarter were $1.21 billion, compared with $1.12 billion in the same period in 2011. This 8.5 percent increase was due primarily to $114 million in sales from the Tegrant acquisition and higher selling prices, partially offset by an $18 million negative impact of foreign currency translation.

Gross profits were $217 million in the first quarter of 2012, compared with $194 million in the same period in 2011. Gross profit as a percent of sales was 17.9 percent, compared with 17.4 percent in the same period in 2011. The improvement in gross profits was due to productivity improvements, a positive price/cost relationship, offset by lower volumes, a negative shift in the mix of business and higher labor and other costs. The Company’s selling, general and administrative (SG&A) expenses increased 20 percent year over year in the quarter, primarily due to added costs from the acquired Tegrant businesses. SG&A expenses were 10.1 percent of net sales in the 2012 period, compared with 9.1 percent in 2011.

Cash generated from operations in the first quarter was $101.0 million, compared with a use of cash of $13.8 million in the same period in 2011. First quarter 2012 cash flow reflects pension and postretirement benefit plan contributions of $50 million, compared with $98 million in the first quarter of 2011. Cash flow from operations also improved during the quarter due to a lower use of working capital and less management incentives paid in comparison to the same quarter last year. Capital expenditures and cash dividends were $48 million and $29 million, respectively, during the first quarter of 2012, compared with $38 million and $28 million, respectively, during the first quarter of 2011.

At the end of the first quarter of 2012, total debt was approximately $1.25 billion, a $35 million reduction from the Company’s year-end total debt of $1.29 billion. The Company’s debt-to-total capital ratio was 45.8 percent, compared with 47.4 percent at year end 2011. Cash and cash equivalents as of the end of the first quarter were $176 million, substantially unchanged from year end 2011.

Corporate

Net interest expense for the first quarter of 2012 increased to $15.4 million, compared with $8.7 million during the same period in 2011. The increase was due to higher debt levels as a result of the acquisition of Tegrant. The effective tax rate for the first quarter of 2012 was 34.5 percent, compared with 31.1 percent for the same period

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Sonoco Reports First Quarter 2012 Results – page 3

in 2011, reflecting a higher percentage of the Company’s income before taxes being generated in higher tax jurisdictions. The effective tax rate on base earnings was 33.7 percent and 31.2 percent in the first quarters of 2012 and 2011, respectively.

Second Quarter and Full-Year 2012 Outlook

Sonoco expects second quarter 2012 base earnings to be in the range of $.55 to $.60 per diluted share. Base earnings in the second quarter of 2011 were $.60 per diluted share. For the full-year 2012, base earnings are projected to be in the range of $2.34 to $2.44 per diluted share. The Company had previously provided full-year guidance of $2.32 to $2.42 per diluted share.

The Company’s base earnings guidance assumes sales demand will remain near current levels, adjusted for seasonality. Although the Company believes the assumptions reflected in the range of guidance are reasonable, given the volatility of raw material prices and other costs, as well as uncertainty regarding the global economy, actual results could vary substantially.

Commenting on the Company’s outlook, DeLoach said, “While we were encouraged by the better- than- expected first quarter performance, we remain cautious about the remainder of 2012 as our customers continue to schedule orders based on known demand due to economic uncertainty. We were extremely pleased with the return of productivity improvements to more historical levels and with the sequential improvement in industrial-related volumes. However, our long-term visibility into customer volumes remains uncertain and we remain focused on minimizing downtime in our paper mills and further reducing our cost structure through proactive operating excellence initiatives and necessary restructuring actions.”

Segment Review

The Company reports its financial results in four operating segments, including Consumer Packaging, Paper and Industrial Converted Products, Packaging Services and Protective Packaging. Segment operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

Consumer Packaging

Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and thermoformed plastic); blow-molded plastic bottles and jars; extruded and injection-molded plastic products; printed flexible packaging; metal and peelable membrane ends and closures; and global brand artwork management.

First quarter 2012 sales for the segment were $496 million, compared with $485 million in the fourth quarter of 2011 and $498 million in first quarter of 2011. Segment operating profit was $50.1 million in the first quarter, compared with $47.8 million in the fourth quarter of 2011 and $51.2 million in last year’s first quarter.

Year-over-year sales were slightly lower as the divestiture of the Company’s Brazilian injection molding business, lower volumes and the unfavorable impact of foreign currency translation more than offset higher selling prices. Operating profits were also slightly lower in the quarter due to negative volume and mix and higher pension, labor and other expenses. These negative factors were partially offset by productivity improvements and a positive price/cost relationship.

Paper and Industrial Converted Products

The Paper and Industrial Converted Products segment includes the following products: high-performance paper and composite paperboard tubes and cores; fiber-based construction tubes and forms; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, linerboard, corrugating medium, recovered paper and other recycled materials.

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Sonoco Reports First Quarter 2012 Results – page 4

First quarter 2012 sales for the segment were $464 million, compared with $452 million in the fourth quarter of 2011 and $471 million in the first quarter of 2011. Segment operating profit improved to $32.3 million in the first quarter, compared with $29.4 million in the fourth quarter of 2011 and $30.3 million in the first quarter of 2011.

The 2 percent year-over-year reduction in first quarter sales was due to lower selling prices primarily due to lower recovered paper prices in the Company’s recycling operations, a negative mix of business and the negative impact of foreign currency translation. Operating profits improved by 7 percent year over year due to a significant improvement in productivity and a positive price/cost relationship. These positive factors were partially offset by negative volume and mix and higher pension, labor and other costs.

Packaging Services

The Packaging Services segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semipermanent and permanent point-of-purchase displays; supply chain management services, including contract packing, fulfillment and scalable service centers; and paper amenities, such as coasters and glass covers.

First quarter 2012 sales for this segment were $115 million, compared with $109 million in the fourth quarter of 2011 and $123 million in first quarter of 2011. Segment operating profit was $4.8 million in the quarter, compared with $1.7 million in the fourth quarter of 2011 and $6.5 million in the first quarter of 2011.

Sales were slightly lower than last year’s first quarter as an improvement in global fulfillment activities was offset by the previously disclosed loss of a contract packaging customer and the negative impact of foreign currency translation. Operating profit for the segment declined year over year due primarily to lower volumes associated with the lost contract packaging customer. This loss of business was partially offset by increased retail merchandising and fulfillment business.

Protective Packaging

The Protective Packaging segment includes the following products: custom-designed paperboard-based and expanded foam protective packaging; temperature-assurance packaging; and retail security packaging.

First quarter 2012 sales were $138 million, compared with $84 million in the fourth quarter of 2011 and $24 million in the first quarter of 2011. Operating profit for the current quarter was $7.0 million, compared with $5.2 million in the fourth quarter of 2011 and $3.2 million in first quarter of 2011.

The significant sales growth year over year in this segment was due to the Tegrant acquisition. Sales from the Company’s legacy protective packaging business were essentially flat year over year. Operating profits more than doubled year over year due to the Tegrant acquisition and productivity improvements and a positive price/cost relationship in the Company’s legacy business.

Conference Call Webcast

Sonoco will host its regular quarterly conference call Thursday, April 19, 2012, at 11 a.m. Eastern time, to review its first quarter 2012 financial results. The live conference call can be accessed in a “listen only” mode via the Internet at http://www.sonoco.com, under the Investor Relations section. A telephonic replay of the call will be available starting at 2 p.m. Eastern time to U.S. callers at 888-286-8010 and international callers at +617-801-6888. The replay passcode for both U.S. and international calls is 38812653. The archived call will be available through April 29, 2012. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.

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Sonoco Reports First Quarter 2012 Results – page 5

About Sonoco

Founded in 1899, Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging and packaging supply chain services. With annualized net sales of approximately $4.5 billion, the Company has more than 19,600 employees working in 349 operations in 34 countries, serving some of the world’s best known brands in some 85 nations. Sonoco is a proud member of the 2011/2012 Dow Jones Sustainability World Index. For more information on the Company, visit our website at http://www.sonoco.com.

Forward-looking Statements

Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “will,” “would” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, improved productivity and cost containment, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, anticipated amounts and uses of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, continued payments of dividends, stock repurchases, producing improvements in earnings, financial results for future periods and creation of long-term value for shareholders.

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:

•	availability and pricing of raw materials;

•	success of new product development and introduction;

•	ability to maintain or increase productivity levels and contain or reduce costs;

•	international, national and local economic and market conditions;

•	availability of credit to us, our customers and/or its suppliers in needed amounts and/or on reasonable terms;

•	fluctuations in obligations and earnings of pension and postretirement benefit plans;

•	pricing pressures, demand for products, and ability to maintain market share;

•	continued strength of our paperboard-based tubes and cores, and composite can operations;

•	anticipated results of restructuring activities;

•	resolution of income tax contingencies;

•	ability to successfully integrate newly acquired businesses into the Company’s operations;

•	ability to win new business and/or identify and successfully close suitable acquisitions at the levels needed to meet growth targets;

•	rate of growth in foreign markets;

•	foreign currency, interest rate and commodity price risk and the effectiveness of related hedges;

•	liability for and anticipated costs of environmental remediation actions;

•	actions of government agencies and changes in laws and regulations affecting the Company;

•	loss of consumer or investor confidence; and

•	economic disruptions resulting from terrorist activities.

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Sonoco Reports First Quarter 2012 Results – page 6

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, http://www.sec.gov, and from the Company’s investor relations department and the Company’s website, http://www.sonoco.com.

References to our Website Address

References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED
	April 1, 2012	April 3, 2011

Net sales	$1,212,370	$1,117,323
Cost of sales	995,509	923,114

Gross profit	216,861	194,209
Selling, general and administrative expenses	122,806	102,298
Restructuring/Asset impairment charges	15,212	2,317

Income before interest and income taxes	$78,843	$89,594
Net interest expense	15,421	8,737

Income before income taxes and equity earnings of affiliates	63,422	80,857
Provision for income taxes	21,897	25,184

Income before equity in earnings of affiliates	41,525	55,673
Equity in earnings of affiliates, net of tax	1,387	1,964

Net income	42,912	57,637
Net loss/(income) attributable to noncontrolling interests	156	(246)

Net income attributable to Sonoco	$43,068	$57,391

Weighted average common shares outstanding – diluted	102,600	102,754

Diluted earnings per common share	$0.42	$0.56

Dividends per common share	$0.29	$0.28

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Sonoco Reports First Quarter 2012 Results – page 7

FINANCIAL SEGMENT INFORMATION (Unaudited)

(Dollars in thousands)

	THREE MONTHS ENDED
	April 1, 2012	April 3, 2011
Net sales
Consumer Packaging	$495,766	$498,434
Paper and Industrial Converted Products	463,610	471,200
Packaging Services	114,905	123,437
Protective Packaging	138,089	24,252

Consolidated	$1,212,370	$1,117,323

Income before interest and income taxes:
Segment operating profit:
Consumer Packaging	$50,080	$51,150
Paper and Industrial Converted Products	32,304	30,313
Packaging Services	4,842	6,491
Protective Packaging	7,005	3,217
Restructuring/Asset impairment charges	(15,212)	(2,317)
Other non-base charges	(176)	740

Consolidated	$78,843	$89,594

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(Dollars in thousands)

	THREE MONTHS ENDED
	April 1, 2012	April 3, 2011

Net income	$42,912	$57,637
Asset impairment charges	3,756	(180)
Depreciation, depletion and amortization	50,868	44,341
Fox River environmental reserves	(226)	(281)
Pension and postretirement plan expense/contributions	(38,080)	(89,662)
Changes in working capital	(14,051)	(48,745)
Other operating activity	55,790	23,044

Net cash provided by (used by) operating activities	100,969	(13,846)

Purchase of property, plant and equipment	(47,964)	(38,291)
Debt proceeds (repayments), net	(36,085)	143,735
Cash dividends	(29,165)	(28,076)
Shares acquired under announced buyback	—	(46,297)
Other, including effects of exchange rates on cash	12,822	9,701

Net increase in cash and cash equivalents	577	26,926
Cash and cash equivalents at beginning of period	175,523	158,249

Cash and cash equivalents at end of period	$176,100	$185,175

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Sonoco Reports First Quarter 2012 Results – page 8

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands)

	April 1, 2012	Dec. 31, 2011
Assets
Current Assets:
Cash and cash equivalents	$176,100	$175,523
Trade accounts receivable, net of allowances	664,429	606,035
Other receivables	31,837	43,378
Inventories	411,422	395,822
Prepaid expenses and deferred income taxes	66,593	92,033

	1,350,381	1,312,791
Property, plant and equipment, net	1,027,625	1,020,291
Goodwill	1,110,504	1,103,684
Other intangible assets, net	297,179	299,700
Other assets	246,736	249,704

	$4,032,425	$3,986,170

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and others	$829,962	$777,266
Notes payable and current portion of long-term debt	39,843	53,666
Accrued taxes	14,860	5,551

	$884,665	$836,483
Long-term debt, net of current portion	1,212,054	1,232,966
Pension and other postretirement benefits	382,496	420,048
Deferred income taxes and other	73,610	71,265
Total equity	1,479,600	1,425,408

	$4,032,425	$3,986,170

Definition and Reconciliation of Non-GAAP Financial Measures

The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or “GAAP” results. Some of the information presented in this press release reflects the Company’s “as reported” or “GAAP” results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges, environmental charges, acquisition costs and certain other items, if any, the exclusion of which management believes improves comparability and analysis of the underlying financial performance of the business. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.

Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently. To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below.

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Sonoco Reports First Quarter 2012 Results – page 9

		Non-GAAP Adjustments
Three Months Ended April 1, 2012	GAAP	Restructuring/Asset Impairment Charges(1)	Acquisition Related Costs and Other Adjustments	Base

Income before interest and income taxes	$78,843	$15,212	$176	$94,231
Interest expense, net	$15,421	$—	$—	$15,421

Income before income taxes	$63,422	$15,212	$176	$78,810
Provision for income taxes	$21,897	$4,591	$63	$26,551

Income before equity in earnings of affiliates	$41,525	$10,621	$113	$52,259
Equity in earnings of affiliates, net of taxes	$1,387	$—	$—	$1,387

Net income	$42,912	$10,621	$113	$53,646
Net (income)/loss attributable to noncontrolling interests	$156	$30	$—	$186

Net income attributable to Sonoco	$43,068	$10,651	$113	$53,832

Per Diluted Share	$0.42	$0.10	$0.00	$0.52

		Non-GAAP Adjustments
Three Months Ended April 3, 2011	GAAP	Restructuring/Asset Impairment Charges(1)	Acquisition Related Costs and Other Adjustments(2)	Base
Income before interest and income taxes	$89,594	$2,317	$(740)	$91,171
Interest expense, net	$8,737	$—	$—	$8,737

Income before income taxes	$80,857	$2,317	$(740)	$82,434
Provision for income taxes	$25,184	$736	$(234)	$25,686

Income before equity in earnings of affiliates	$55,673	$1,581	$(506)	$56,748
Equity in earnings of affiliates, net of taxes	$1,964	$17	$—	$1,981

Net income	$57,637	$1,598	$(506)	$58,729
Net (income)/loss attributable to noncontrolling interests	$(246)	$43	$—	$(203)

Net income attributable to Sonoco	$57,391	$1,641	$(506)	$58,526

	$—
Per Diluted Share	$0.56	$0.02	$(0.01)	$0.57

(1)

Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2)	Other Adjustments include a $0.9 million gain from insurance recoveries related to the fire at the Company’s molded plug facility in Bastrop, Louisiana, and $0.2 million of acquisition-related costs.

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